Exhibit 99.1

SRM Entertainment’s Amazon Sales Surge Over 400% in Three Months, Fueling Strong Financial Performance

Jupiter, FL – December 4, 2024 – SRM Entertainment, Inc. (Nasdaq: SRM) (the “Company,” or “SRM”, a leading provider of creative and high-quality licensed media-themed merchandise, today announced that its online sales on Amazon have surged by over 417% since September. This exceptional growth is driven by strong customer demand for the company’s high-margin products and is expected to have a significant positive impact on its financial performance.

“Amazon offers a tremendous platform for us to reach our online customers,” said Rich Miller, CEO of SRM. “We have strategically leveraged data analytics to effectively target our customer base and drive online sales growth. This success underscores our commitment to expanding our e-commerce presence and maximizing profitability.”

Leveraging Amazon’s Tools and Expertise

Miller highlighted the valuable support and resources provided by Amazon in facilitating SRM’s online growth. “Amazon has been an invaluable partner in our e-commerce success,” said Miller. “They provide us with powerful tools and insights that enable us to optimize our product listings, reach the right customers, and efficiently manage our online operations. Their expertise in e-commerce logistics and fulfillment has been crucial in ensuring a seamless experience for our customers.”

Strong Growth Trajectory and New Product Launches

Miller anticipates continued strong growth in Amazon sales in both 2025 and 2026. This growth will be driven by a robust product line of high-margin items appealing to young children and families.

Taft Flittner, President of SRM, highlighted the upcoming launch of new product lines that will further contribute to shareholder value. “We are excited to introduce creative products such as Plush Packs, 25oz stainless steel drinkware, themed Plush Animals, and themed binoculars,” said Flittner. “These new offerings will expand our product portfolio and cater to the growing demand for high-quality, licensed merchandise.”

Strategic Expansion: Prioritizing Online and Direct-to-Consumer Channels While Maintaining Theme Park Momentum

SRM’s expansion into online markets represents a key strategic initiative to diversify revenue streams, enhance profitability, and connect directly with consumers. “Our theme park business remains a cornerstone of our success,” said Miller. “However, expanding our online presence allows us to build on this strong foundation by reaching new customers and optimizing margins. These complementary initiatives will help drive SRM’s overall growth and expansion.”

Direct-to-consumer channels, such as Amazon, offer several key advantages for SRM, including:

●	Increased Profit Margins: By eliminating intermediaries, SRM can retain a greater share of the revenue generated from online sales.

●	Enhanced Brand Control: D2C channels allow SRM to maintain greater control over its brand messaging and customer experience.

●	Valuable Customer Data: Direct interaction with customers provides valuable insights into consumer preferences and purchasing behavior, which can inform product development and marketing strategies.

Building on the momentum of a surge in Amazon sales since September, SRM is confident in its e-commerce strategy. With the holiday season underway, the company is well-positioned to introduce its expanding product lines to new customers and further strengthen its online presence on Amazon.

About SRM Entertainment, Inc.

SRM Entertainment designs, develops, and manufactures custom merchandise which includes toys and souvenirs for the world’s largest theme parks and other entertainment venues. Many of SRM’s creative products are based on award winning multi-billion-dollar entertainment franchises that are featured in popular movies and books. SRM products are distributed worldwide at Walt Disney Parks and Resorts, Universal Parks and Destinations, United Parks and Resorts – SeaWorld, Six Flags and other attractions. SRM’s products are offered alongside popular rides and attractions in theme parks, zoos, aquariums, and other entertainment venues. SRM’s design team developed specialty dolls, plush and toys for one of New York City’s landmarks that features a popular holiday show. SRM’s design team is credited with creating popular products which have been successfully sold at specialty theme park events. SRM’s exclusive-patented Sip With Me cups feature fun, kid friendly Zoo, Sea and animal themed characters as well as licensed characters from Smurfs, ICEE and Zoonicorn.

Caution Regarding Forward-Looking Statements

Certain statements in this announcement are forward-looking statements. Investors can identify these forward-looking statements by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “is/are likely to,” “potential,” “continue” or other similar expressions. These statements are subject to uncertainties and risks including, but not limited to, the risk factors discussed in the Risk Factors and in Management’s Discussion and Analysis of Financial Condition and Results of Operations sections of our Forms 10-K, 10-Q and other reports filed with the SEC and available at www.sec.gov. Although the Company believes that the expectations expressed in these forward-looking statements are reasonable, it cannot assure you that such expectations will turn out to be correct, and the Company cautions investors that actual results may differ materially from the anticipated results and encourages investors to review other factors that may affect its future results in the Company’s registration statement and other filings with the SEC. Additional factors are discussed in the Company’s filings with the SEC, which are available for review at www.sec.gov. The Company undertakes no obligation to update or revise publicly any forward-looking statements to reflect subsequent occurring events or circumstances, or changes in its expectations that arise after the date hereof, except as may be required by law.

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